Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Part C – Other Information” and to the incorporation by reference of our report dated May 6, 2020 included in the Annual Report (Form 10-K) of Saratoga Investment Corp. for the year ended February 29, 2020 with respect to the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. as of February 29, 2020 and February 28, 2019, into the Registration Statement (Form N-2) of Saratoga Investment Corp.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands

May 21, 2021